Exhibit 99.1

Press Contact:                      Jeffrey J. Leebaw
732-524-3350

Investor Contacts:               Louise Mehrotra                                Stan Panasewicz
732-524-6491                                       732-524-2524

FOR IMMEDIATE RELEASE

Christine A. Poon Plans Retirement from Johnson & Johnson in Early 2009

New Brunswick, NJ (September 12, 2008) -- Johnson & Johnson said today that Christine A. Poon, 56, Vice Chairman of the Board of Directors and Worldwide Chairman, Pharmaceuticals Group, has announced plans to retire on March 1, 2009, from the Company and the Board, after more than 23 years in the health care industry and eight years with the Company.

William C. Weldon, Chairman and CEO, said, "Chris has been instrumental in helping to build Johnson & Johnson's pipeline of medicines to its place today as one of the world’s most highly-regarded.  We will certainly miss Chris' counsel, her leadership focus in building our pharmaceuticals business and her constant quest to bring better health and well-being to people around the world.  She has exhibited strong leadership and personal involvement in building a skilled and diverse workforce.  As a member of our Executive Committee and Vice Chairman, Chris has helped to shape Johnson & Johnson’s strategy and vision for the future."

Ms. Poon began her career with Johnson & Johnson in November, 2000, as Company Group Chairman, Pharmaceuticals.  In August, 2001, she was promoted to the Executive Committee and named Worldwide Chairman, Pharmaceuticals.  Ms. Poon was appointed Worldwide Chairman, Medicines & Nutritionals, in October 2003.  She was elected to the Johnson & Johnson Board of Directors and named a Vice Chairman of the Board in 2005.  Prior to joining Johnson & Johnson, Ms. Poon spent 15 years at Bristol-Myers Squibb, where her most recent position was President of International Medicines.  Ms. Poon is on the Board of Directors of Prudential Financial, Inc., in Newark, NJ, and the Fox Chase Cancer Center in Philadelphia, PA.

Mr. Weldon said a timely announcement of pharmaceutical succession plans will be made to ensure a smooth transition of Ms. Poon’s Pharmaceuticals Group responsibilities.

About Johnson & Johnson
Caring for the world, one person at a time…inspires and unites the people of Johnson & Johnson. We embrace research and science - bringing innovative ideas, products and services to advance the health and well-being of people. Our 120,200 employees at more than 250 Johnson & Johnson companies work with partners in health care to touch the lives of over a billion people every day, throughout the world.